EXHIBIT 23.4

CONSENT OF INDEPENDENT AUDITORS

     We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) of Interstate Hotels & Resorts, Inc. for the registration of $150,000,000 of debt securities, preferred stock, common stock, preferred stock warrants and common stock warrants and the resale of 6,232,726 shares of its common stock and, to the incorporation by reference therein of our report dated February 21, 2004 with respect to the financial statements of S.D. Bridgeworks LLC included in its Annual Report (Form 10-K/A) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York
August 20, 2004